EXHIBIT 10.16
FORM OF
2006 LONG-TERM INCENTIVE PLAN
PERFORMANCE BASED CASH AWARD AGREEMENT
     Penford Corporation (the “Company”), on [date] (the “Grant Date”), granted to you the opportunity to earn an Award pursuant to the terms of the Company’s 2006 Long-Term Incentive Plan (the “Plan”). The Award is subject to all the terms and conditions set forth in this Award Agreement (the “Award Agreement”) and in the Plan, which is attached to and incorporated into this Award Agreement in its entirety.
     1. Definitions.
          (a) “Earning Period” means the period from [dates].
          (b) “Performance Period” means the period from [dates].
          (c) “Performance Period Cash Flow/EBITDA” means the Company’s cash flow calculated as earnings before interest, taxes, depreciation and amortization, for the fiscal year of the Company ending [date] (the “Performance Period Cash Flow/EBITDA”), all as confirmed by the Committee based on information presented by the Chief Financial Officer of the Company; provided, however, that Performance Period Cash Flow/EBITDA shall be calculated without regard to the following: changes in accounting principles (i.e, cumulative effect of GAAP changes); extraordinary items as defined in accordance with US GAAP or which are the result of a change in the law or the Company’s response thereto; income/loss from discontinued operations and income/loss on sale of discontinued operations; non-recurring operating income/expenses (separately stated and disclosed in the financial statements — e.g., restructuring charges, legal settlement charges, goodwill write-off); and impairment of intangibles.
          (d) Unless otherwise noted, all other terms used herein that are defined in the Plan have the same meaning given them in the Plan.
     2. Award Amount. The amount of the Award (the “Award Amount”) will be calculated pursuant to the amount shown in column (b) below in accordance with this Section 2, based on satisfaction of the criteria set forth in column (a) below:

(a)
	Performance Period	(b)
Achievement Level	Cash Flow/EBITDA	Award
Maximum	$ [ ]	$ [ ]
Target	$ [ ]	$ [ ]
Threshold	$ [ ]	$ [ ]
     The Award Amount for achievement levels between the Target and Maximum achievement shall be interpolated on a straight line basis (rounded up to the nearest integer) and the Award Amount for achievement levels between the Threshold and Target achievement shall be interpolated on a straight line basis (rounded up to the nearest integer). No Award Amount will be paid if Performance Period Cash Flow/EBITDA is less than the Threshold achievement level and no increase to the Award Amount will be made for Performance Period Cash Flow/EBITDA in excess of the Maximum achievement level.

     The Award Amount will vest on [date] if your employment or service with the Company and its Subsidiaries has not terminated during the Earning Period. The Award Amount will be paid within ninety days after it vests, with the timing of the payment within such ninety days determined by the Committee. Subject to Section 4 Forfeiture and except as provided in Section 3 Death or Disability and 5 Change in Control below, the Award Amount, provided you were employed by or providing services to the Company or Subsidiary throughout the Earning Period, will be paid no later than [date].
     3. Death or Disability. If after the Performance Period but prior to the end of the Earning Period, you either die while in the employ or service of the Company or a Subsidiary or have your employment or service with the Company terminated because of a Disability within the Earning Period, your Award Amount as calculated pursuant to Section 2 Award Amount shall become vested and be paid to you or your estate within ninety days (such timing of payment within the ninety days determined in the sole discretion of the Committee) after your death or termination of employment or service with the Company or any Subsidiary because of Disability.
     4. Forfeiture. Your right to receive an Award Amount is forfeited if your employment or service with the Company and its Subsidiaries terminates during the Earning Period for any reason other than on account your death or incurring a Disability as set forth in Section 3 Death or Disability or prior to your vesting in the Award Amount as set forth in Section 5 Change in Control below.
     5. Change in Control. Notwithstanding any other provision of this Award Agreement, your right to receive the Award Amount shall become vested and paid immediately prior to a Change in Control (as defined in your Change of Control Agreement with the Company dated as of [date], as amended from time to time (the “Change in Control Agreement”)) (the “Change in Control”) if you were employed by the Company immediately prior to the Change in Control and such Change in Control occurs after both the Performance Period and the determination by the Committee of the Award Amount based on the Performance Period. In addition, if you are employed by the Company immediately prior to the Change in Control and such Change in Control occurs before either the end of the Performance Period or the determination by the Committee of the Award Amount based on the Performance Period, the Award Amount shall be treated as the Maximum Award Amount to which you could have been entitled under this Award Agreement if the Maximum Performance Period Cash Flow/EBITDA was achieved during the Performance Period and your right to such Maximum Award Amount shall be vested and paid immediately prior to a Change in Control.
     6. 409A Compliance. This Award is intended to be exempt from the requirements of Section 409A of the Code by reason of the short-term deferral exemption and the terms of this Award shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Company deems necessary to comply with Section 409A of the Code. If the short-term deferral exemption or any other exemption from Section 409A of the Code is not available, to the extent Section 409A of the Code is applicable thereto, the terms of this Award shall be interpreted, operated and administered in a manner consistent with the intention to comply with the requirements of Section 409A of the Code to the extent the Company deems necessary to comply with Section 409A of the Code including, without limitation, to the extent necessary to comply with Section 409A of the Code, limiting the accelerated payout timing in connection with a Change in Control to situations constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code and limiting the accelerated payout timing in connection with a termination of employment or service because of Disability to situations constituting a permissible payment event under Section 409A of the Code. Notwithstanding any other provision in this Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Award to reflect the intention that the Award qualifies for exemption from or complies with Section 409A of the Code in a manner which does not adversely affect you; provided, however, that neither the Company nor the Committee makes any representation that this Award shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Award.
     7. Withholding Taxes. You hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy federal, state, local or foreign withholding tax obligations that may arise in connection with the Award.
     8. Successors and Assigns. The provisions of this Award Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Award Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
     9. No Employment or Service Contract. Nothing in this Award Agreement will affect in any manner whatsoever the right or power of the Company or any Subsidiary of the Company, to terminate your employment or services on behalf of the Company or any Subsidiary of the Company, for any reason, with or without Cause.
     10. Employment and Service. In determining cessation of employment or service, transfers between the Company and/or any Subsidiary shall be disregarded, and changes in status between that of an Employee and Director shall be disregarded.
     11. Unfunded Award. Nothing in this Award shall create or be deemed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and you.
     12. Governing Plan Document. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Award and those of the Plan, the provisions of the Plan shall control.
     13. Employee Data Privacy. By entering into this Award Agreement, you (a) authorize the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the Award and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.
     14. Governing Law. To the extent not otherwise governed by the laws of the United States, this Award Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington.

     15. Counterparts. This Award Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.
     Additional Terms/Acknowledgement. You acknowledge receipt of, and understand and agree to, this Award Agreement and the Plan. You further acknowledge that as of the Grant Date, this Award Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject and that the Award Amount shall not be treated as a “Target Bonus” under your Change in Control Agreement.

PENFORD CORPORATION		[Executive Name]

By:

Title:

Attachment:
2006 Long-Term Incentive Plan